                                                                      EXHIBIT 11

                        COMMERCIAL FEDERAL CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARES:

                                                         Three Months Ended         Six Months Ended
                                                             December 31,             December 31,
                                                      ------------------------  ------------------------
                                                          1995         1994         1995         1994
                                                      -----------  -----------  -----------  -----------
Net income..........................................  $11,863,631  $ 2,181,230  $23,108,108  $ 3,448,893
                                                      ===========  ===========  ===========  ===========
PRIMARY:
--------

Weighted average common shares outstanding..........   14,314,392   14,150,001   14,301,929   14,153,774
Add shares applicable to stock options
 using average market price.........................      224,456      229,374      233,114      242,147
                                                      -----------  -----------  -----------  -----------
Total average common and common equivalent
 shares outstanding.................................   14,538,848   14,379,375   14,535,043   14,395,921
                                                      ===========  ===========  ===========  ===========

Net income per common and common equivalent share...  $       .82  $       .15  $      1.59  $       .24
                                                      ===========  ===========  ===========  ===========


FULLY DILUTED (1):
-----------------

Weighted average common shares outstanding..........   14,314,392   14,150,001   14,301,929   14,153,774
Add shares applicable to stock options
 using the period-end market price
 if higher than average market price
 and other dilutive factors.........................      230,878      229,374      241,813      242,147
                                                      -----------  -----------  -----------  -----------
Total average common and common equivalent
 shares outstanding assuming full dilution..........   14,545,270   14,379,375   14,543,742   14,395,921
                                                      ===========  ===========  ===========  ===========

Net income per common share assuming full dilution..  $       .82  $       .15  $      1.59  $       .24
                                                      ===========  ===========  ===========  ===========

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.